CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
2.350% Verizon InterNotes Due May 15, 2031	$5,839,000	$637.03
3.350% Verizon InterNotes Due May 15, 2051	$5,352,000	$583.90

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Filed under Rule 424(b)(2), File No. 333-233608

Pricing Supplement No. 85 - Dated Monday, May 17, 2021 (To: Prospectus dated September 4, 2019 and Prospectus Supplement dated September 4, 2019)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
92346MGV7	$5,839,000.00	100.00%	1.800%	$5,733,898.00	Fixed	2.350%	Semi-Annual	05/15/2031	11/15/2021	$11.42	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 5/15/2022 and any time thereafter with 10 Calendar Days Notice.
92346MGW5	$5,352,000.00	100.00%	3.150%	$5,183,412.00	Fixed	3.350%	Semi-Annual	05/15/2051	11/15/2021	$16.28	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 5/15/2022 and any time thereafter with 10 Calendar Days Notice.

Verizon Communications Inc.	Offering Date: Monday, May 10, 2021 through Monday, May 17, 2021	Verizon Communications Inc.
One Verizon Way	Trade Date: Monday, May 17, 2021 @ 12:00 PM ET	Verizon InterNotes ®
Basking Ridge, New Jersey 07920-1097	Settle Date: Thursday, May 20, 2021	Prospectus dated September 4, 2019 and Prospectus
	Minimum Denomination/Increments: $1,000.00/$1,000.00	Supplement Dated: September 4, 2019
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc

Joint Lead Manager and Lead Agent: Incapital

Agents: BofA Merrill Lynch, Citigroup, Morgan Stanley, RBC Capital Markets, Wells Fargo Advisors

Except for Notes sold to level-fee accounts, Notes offered to the public will be offered at the public offering price set forth in this Pricing Supplement. Agents purchasing Notes on an agency basis for non-level fee client accounts shall purchase Notes at the public offering price. Notes purchased by the Agents for their own account may be purchased at the public offering price less the applicable concession. Notes purchased by the Agents on behalf of level-fee accounts may be sold to such accounts at the applicable concession to the public offering price, in which case, such Agents will not retain any portion of the sales price as compensation.

If the maturity date or an interest payment date for any note is not a business day (as defined in the prospectus supplement), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

The Verizon InterNotes® will be represented by a Master Note in fully registered form, without coupons. The Master Note will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC, as depository, or another depository as may be named in a subsequent pricing supplement.